Exhibit 5.1

April 24, 2006

CPI International, Inc.
811 Hansen Way
Palo Alto, CA 94303-1110

Re:

Registration Statement 333-130662

Ladies and Gentlemen:

We have acted as counsel to CPI International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on December  23, 2005, as amended (collectively, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to (a) the proposed issuance and sale by the Company of up to 3,382,380 shares of the Company's common stock, par value $0.01 per share (the "Common Stock") (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) as prescribed by the Commission pursuant to the Act in connection with the offering described in the Registration Statement, the "Company Shares") and (b) the sale by certain stockholders of the Company (the "Selling Stockholders") of up to an aggregate of 4,753,321 shares of Common Stock (together with any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) as prescribed by the Commission pursuant to the Act in connection with the offering described in the Registration Statement, the "Selling Stockholder Shares").

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K.

In our capacity as counsel to the Company in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Company Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on and subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement (as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable; and (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

CPI International, Inc.
April 24, 2006

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Irell & Manella LLP

Irell & Manella LLP